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                                                                 Exhibit 5(b)(i)

                         INVESTMENT ADVISORY AGREEMENT
                                    between
                             Wanger Advisors Trust
                                     and
                         Wanger Asset Management, L.P.
                                      for
                    WANGER INTERNATIONAL SMALL-CAP ADVISOR

     WANGER ADVISORS TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company (the "Trust"), and WANGER ASSET MANAGEMENT, L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser ("WAM"), agree that:

     1. Engagement of WAM. WAM shall manage the investment and reinvestment of the assets of Wanger International Small Cap Advisor, a series of the Trust (the "Fund"), subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms set forth in this agreement. WAM shall give due consideration to the investment policies and restrictions and the other statements concerning The Fund in the Trust's agreement and declaration of trust, bylaws, and registration statement under the 1940 Act and the Securities Act of 1933 (the "1933 Act"), and to the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund as a regulated investment company. WAM shall be deemed for all purposes to be an independent contractor and not an agent of the Trust or the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust or the Fund in any way.

     WAM is authorized to make the decisions to buy and sell securities, options, futures contracts and any other investments in which the Fund may invest pursuant to its investment objectives, policies and restrictions, to place the Fund's portfolio transactions with broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of the Fund. WAM is authorized to exercise discretion with the Fund's policy concerning allocation of its portfolio brokerage, consistent with the Trust's registration statement and under the supervision of the Trust's Board of Trustees, and as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

     2. Expenses to be Paid by WAM. WAM shall furnish to the Trust, at WAM's expense, office space and all necessary office facilities, equipment and personnel for managing that portion of the Trust's business relating to the Fund. WAM shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Fund, including expenses in connection with placement of securities orders, all expenses of printing and distributing the Fund's prospectus and reports to prospective
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investors (except to the extent such expenses are allocated to a party other than the Trust in any participation or operating agreement to which the Trust is a party), and all expenses in determination of daily price computations, portfolio accounting, and related bookkeeping. WAM may, at WAM's expense, contract with any other person or persons to provide services in connection with daily price computations, portfolio accounting and related bookkeeping under such terms as it deems reasonable and it shall have the authority to direct the activities of such other person or persons in the manner it deems appropriate.

     3. Expenses to be Paid by the Trust. The Trust shall pay all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any; all charges of legal counsel and of independent auditors; all expenses of qualifying and maintaining the registration of shares of the Fund under the federal and applicable state securities laws of such United States jurisdictions as the Trust may from time to time reasonably designate; all compensation of trustees other than those affiliated with WAM and all expenses incurred in connection with their services to the Trust; all costs of borrowing money; all expenses of publication of notices and reports to the Fund's shareholders and to governmental bodies or regulatory agencies; all expenses of proxy solicitations of the Fund or of the Board of Trustees of the Trust; all expenses of shareholder meetings; all expenses of typesetting of the Fund's prospectus and of printing and mailing copies of the prospectus furnished to each then-existing shareholder or beneficial owner (except as may be otherwise provided in any participation or operating agreement to which the Trust is a party); all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, all stamp or other taxes; all expenses of printing and mailing certificates for shares of the Fund; all expenses of bond and insurance coverage required by law or deemed advisable by the Trust's Board of Trustees; all expenses of maintaining the registration of the Trust under the 1940 Act and all fees, dues and other expenses related to membership of the Trust in any trade association or other investment company organization.

     In addition to the payment of expenses, the Fund shall also pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities for the Fund. Any expenses borne by the Trust that are attributable solely to the organization, operation or business of the Fund shall be paid solely out of the Fund assets.

     The Trust's organizational expenses which were advanced to the Trust by WAM shall be amortized over a period of 60 months beginning with the month following the commencement of the Trust's operations, and the Trust shall reimburse WAM during the period such amortization by paying to WAM on the last business day of each month an amount equal to the organizational expenses amortized during that month.

     Any expense borne by the Trust that is not solely attributable to the Fund, nor solely to any other series of shares of the Trust, shall be apportioned in such manner as

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WAM determines is fair and appropriate, or as otherwise specified by the Board of Trustees of the Trust.

     4. Compensation of WAM. For the services to be rendered and the charges and expenses to be assumed and to be paid by WAM hereunder, the Fund shall pay to WAM a fee accrued daily and paid monthly at the annual rate of 1.30% of the average daily net asset value of the Fund up to $100 million, 1.20% of the average daily net asset value of the Fund in excess of $100 million and up to $250 million, and 1.10% of the average daily net asset value of the Fund in excess of $250 million.

     5. Limitation of Expenses of the Fund. The total expenses of the Fund, exclusive of taxes, of interest and of extraordinary litigation expenses, but including fees paid to WAM, shall not in any fiscal year of the Fund exceed the most restrictive limits prescribed by any state in which the Fund's shares are then qualified for sale, and WAM agrees to reimburse the Fund for any sums expended for such expenses in excess of that amount. If the states in which the Fund's shares are qualified for sale impose no limits on total expenses, then WAM agrees to reimburse the Fund in the event the fee and expenses payable by the Fund in any fiscal year exceed 2.0%. For purposes of calculating the expenses subject to this limitation, (i) brokers' commissions and other charges relating to the purchase and sale of portfolio securities and (ii) the excess custodian costs attributable to investments in foreign securities compared to the custodian costs which would have been incurred had the investments been in domestic securities, shall not be regarded as expenses. Reimbursement, if any, shall be made by reduction of the fees otherwise payable to WAM under this agreement, no less frequently than quarterly.

     6. Services of WAM Not Exclusive. The services of WAM to the Fund hereunder are not to be deemed exclusive, and WAM shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

     7. Services Other Than as Manager. WAM (or an affiliate of WAM) may act as broker for the Fund in connection with the purchase or sale of securities by or to the Fund if and to the extent permitted by procedures adopted from time to time by the Board of Trustees of the Trust. Such brokerage services are not within the scope of the duties of WAM under this agreement, and, within the limits permitted by law and the Board of Trustees of the Trust, WAM (or an affiliate of WAM) may receive brokerage commissions, fees or other remuneration from the Fund for such services in addition to its fee for services as WAM. Within the limits permitted by law, WAM may receive compensation from the Fund for other services performed by it for the Fund which are not within the scope of the duties of WAM under this agreement.

     8. Limitation of Liability of WAM. WAM shall not be liable to the Trust or its shareholders for any loss suffered by the Trust or its shareholders from or as a consequence of any act or omission of WAM, or of any of the partners, employees or agents of WAM, in connection with or pursuant to this agreement, except by reason of willful misfeasance,

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bad faith or gross negligence on the part of WAM in the performance of its duties or by reason of reckless disregard by WAM of its obligations and duties under this agreement.

     9. Use of WAM's Name. The Trust may use the name "Wanger Advisors Trust" or any other name using the name "Wanger" only for so long as this agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of WAM as investment adviser. At such time as this agreement or any extension, renewal or amendment hereof, or such similar agreement, shall no longer be in effect, the Trust will (by amendment of its Agreement and Declaration of Trust, if necessary) cease to use any name using the name "Wanger," any name similar thereto or any other name indicating that it is advised by or otherwise connected with WAM or with any organization which shall have succeeded to WAM's business as investment adviser. WAM's consent to the use of the name "Wanger" by the Trust shall not prevent WAM's permitting any other enterprise, including other investment companies, to use that name.

     10. Duration and Renewal. This agreement shall be effective January 1, 1998, or if later, the date approved by both (a) the vote of a "majority of the outstanding voting shares of the Fund" (which term as used throughout this agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act), and (b) the vote of a majority of trustees who are not parties to this agreement or interested persons of any party to this agreement, cast in person at a meeting called for the purpose of voting on approval of this agreement. Unless terminated as provided in Section 11, this agreement shall continue in effect until December 31, 1999, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those trustees who are not interested persons of the Trust or of WAM, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board of Trustees of the Trust or vote of the holders of a majority of the outstanding shares of the Fund.

     11. Termination. This agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust, or by a vote of the holders of a majority of the outstanding shares of the Fund, upon 60 days' written notice to WAM. This agreement may be terminated by WAM at any time upon 60 days' written notice to the Trust. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

     12. Non-Liability of Trustees and Shareholders. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust (or applicable series thereof) and shall not be binding upon any trustee, officer, employee, agent or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the execution of this agreement on behalf of the Trust shall impose any liability upon any trustee, officer or shareholder of the Trust.

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     13. Amendment. This agreement may not be amended without the affirmative vote (a) of a majority of those trustees who are not "interested persons" (as defined in section 2(a)(19) of the 1940 Act) of the Trust or of WAM, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of the Fund, where required by the 1940 Act or other applicable law, or otherwise deemed appropriate by the Board of Trustees of the Trust.


Dated: January 1, 1998


WANGER ADVISORS TRUST              WANGER ASSET MANAGEMENT, L.P.
                                   By Wanger Asset Management, Ltd.,
                                   Its General Partner


By ___________________________     By _____________________________

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